Exhibit 99.1

SUMMARY QUARTERLY RESULTS
Quarterly, Unaudited

						3Q08 Change vs.
(Thousands)	3Q08	2Q08	1Q08	4Q07	3Q07	2Q08	3Q07
Income Statement Highlights
Net interest income	$223,147	$238,895	$228,092	$225,987	$237,804	(7)%	(6)%
Noninterest income	305,383	400,018	383,130	103,429	203,475	(24)%	50%
Securities (losses)/gains, net	(210)	(972)	65,946	(10,442)	-	(78)%	-
Total revenue	528,320	637,941	677,168	318,974	441,279	(17)%	20%
Noninterest expense	402,274	465,843	438,277	561,559	421,622	(14)%	(5)%
Provision	340,000	220,000	240,000	156,519	43,352	55%	684%
Pre-tax (loss)/income	(213,954)	(47,902)	(1,109)	(399,104)	(23,695)	NM	NM
Benefit for income taxes	(88,859)	(28,821)	(8,146)	(146,342)	(9,330)	NM	NM
(Loss)/income from continuing operations	(125,095)	(19,081)	7,037	(252,762)	(14,365)	NM	NM
Income from discontinued operations, net of tax	-	-	883	4,137	209	NM	NM
Net (loss)/income	$(125,095)	$(19,081)	$7,920	$(248,625)	$(14,156)	NM	NM
Common Stock Data
Diluted EPS from continuing operations (a)	$(.62)	$(.11)	$.05	$(1.95)	$(.11)	NM	NM
Diluted EPS (a)	(.62)	(.11)	.06	(1.91)	(.11)	NM	NM
Diluted shares (a)	201,184	176,936	130,532	129,949	129,917	14%	55%
Period-end shares outstanding	201,594	201,744	130,668	130,235	130,257	*	55%
Dividends declared per share (b)	(c)	$.20	$.20	$.45	$.45	NM	NM
Balance Sheet Highlights (Period End)
Total loans, net of unearned income	$21,601,898	$22,225,232	$21,932,020	$22,103,516	$21,973,004	(3)%	(2)%
Total loans held for sale-divestiture (d)	-	-	207,672	289,878	565,492	-	(100)%
Total deposits	13,778,235	15,093,947	16,188,542	17,032,285	18,635,359	(9)%	(26)%
Total deposits-divestiture (d)	-	296,632	118,720	230,418	474,809	(100)%	(100)%
Total assets	32,804,376	35,549,961	37,267,945	37,015,461	37,478,252	(8)%	(12)%
Total assets-divestiture (d)	-	395,628	216,431	305,734	588,115	(100)%	(100)%
Total liabilities	29,931,458	32,557,238	34,860,441	34,584,588	34,761,148	(8)%	(14)%
Total liabilities-divestiture (d)	-	298,098	120,590	232,343	514,198	(100)%	(100)%
Total shareholders' equity	2,577,641	2,697,446	2,112,227	2,135,596	2,421,827	(4)%	6%
Key Ratios & Other
Return on average assets	(1.49)%	(.21)%	.09%	(2.65)%	(.15)%
Return on average equity	(18.30)%	(3.02)%	1.47%	(42.52)%	(2.31)%
Net interest margin	3.01%	3.01%	2.81%	2.77%	2.87%
Efficiency ratio	76.1%	73.0%	64.7%	176.1%	95.5%
Book Value Per Share	$12.75	$13.34	$16.10	$16.33	$18.51
Tangible Book Value Per Share	11.57	12.14	14.23	14.42	16.02
FTE employees	6,091	9,245	9,555	9,941	11,052	(34)%	(45)%
NM - Not meaningful
* Amount is less than one percent.
(a)	Shares restated for stock dividend.
(b)	Third quarter 2008 dividend declared paid in shares.
(c)	Stock dividend rate of 3.0615% per share.
(d)	Second quarter 2008 associated with the sale of certain mortgage operations; prior periods associated with the sale of First Horizon Bank branches.